[ARTICLE] 5
[MULTIPLIER] 1,000

BARR LABORATORIES, INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS
QUARTER AND NINE MONTHS ENDED MARCH 31, 1995 AND 1994
(Amounts in thousands, except per share amounts)
                                         1995      1994      1995      1994
                                        QUARTER   QUARTER    Y-T-D     Y-T-D
PRIMARY
    Average shares outstanding           9,016     8,707     8,833     8,678

    Net effect of dilutive stock options -
    based on the treasury stock method using
    average market price                     - i       -  i      -  ii     - ii

                                 Total   9,016     8,707     8,833     8,678

    Net earnings                          $896      $609    $4,989    $1,141


    Net earnings per share               $0.10     $0.07     $0.56     $0.13

FULLY DILUTED
    Average shares outstanding           9,016     8,707     8,833     8,678

    Net effect of dilutive stock options -
    based on the treasury stock method using:
    average market price                     - iii   189         - iii   216

    Convertible debenture                    -       503         -       503

                                 Total   9,016     9,399     8,833     9,397

    Net earnings                          $896      $609    $4,989    $1,141

    Deferred finance charges, net of tax     -        14         -        14

    Interest adjustment, net of tax          -       151         -       307

                                 Total    $896      $774    $4,989    $1,462


    Net earnings per share               $0.10     $0.08  iv $0.56     $0.16  iv


i) Stock options of 199 and 189 in 1995 and 1994, respectively, are not included because their inclusion results in less than 3% dilution.

ii) Stock options of 220 and 216 in 1995 and 1994, respectively, are not included because their inclusion results in less than 3% dilution.

iii) Stock options of 199 and 234 in the three and nine months of 1995 are not included because their inclusion results in less than 3% dilution.

iv)   Anti-dilutive